Exhibit 10.2

PURCHASE AND SALE AGREEMENT

By And Between

MVI HEALTH CENTER, LP,
a Delaware limited partnership
as “Buyer”

and

SNF MESA VISTA, LLC,
a Texas limited liability company
as “Seller”

Dated as of

December 31, 2009

TABLE OF CONTENTS

i

TABLE OF CONTENTS (cont’d)

TABLE OF CONTENTS (cont’d)

TABLE OF CONTENTS (cont’d)

		Page

12.19	Survival of Defined Terms	39
12.20	Time of Essence	39
12.21	No Third-Party Beneficiary	39
12.22	WAIVER OF JURY TRIAL	39

EXHIBITS TO THIS AGREEMENT

EXHIBIT A-1	Legal Description of the Property
EXHIBIT B-1	Due Diligence Request List
EXHIBIT C-1	Form of Amended and Restated Lease Agreement
EXHIBIT D-1	Form of Lease Guaranty
EXHIBIT E-1	Form of Assignment and Assumption Agreement

TABLE OF CONTENTS OF SELLER DISCLOSURE LETTER

SCHEDULES

Schedule 2.1(b)	Personal Property
Schedule 2.1(d)	Licenses
Schedule 4.7	Seller’s Insurance
Schedule 4.8	Litigation
Schedule 4.14	Rent Roll
Schedule 4.17	Condition of the Property

EXHIBITS

EXHIBIT A	Legal Description of the Property
EXHIBIT B	List of Property Agreements
EXHIBIT C	List of Licenses Required for the Property
EXHIBIT D	Form of Seller’s Counsel Opinion and Buyer’s Counsel Opinion
EXHIBIT E	Rent Roll
EXHIBIT F	Outstanding Citations
EXHIBIT G	Form of Audit Letter

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated the 31st day of December, 2009 (the “Effective Date”), by and between: MVI HEALTH CENTER, LP, a Delaware limited partnership, or its successors or assigns (the “Buyer”); and SNF MESA VISTA, LLC, a Texas limited liability company (the “Seller”).

RECITALS:

A.           Seller is the owner of certain real, personal and intangible property constituting that certain senior housing community known as Mesa Vista Inn Health Center, a 144 bed skilled nursing center located at 5756 N. Knoll Drive, San Antonio, Texas  78130.

B.           Buyer desires to acquire, and Seller is willing to convey to Buyer pursuant to the terms described herein the above referenced real property and personal property.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE I
TERMINOLOGY

1.1         Defined Terms.  As used herein, the following terms shall have the meanings indicated:

Adjustment Amount:  The amount computed under Section 2.4 hereof.

Affiliate:  With respect to any specified person or entity, any other person or entity which, directly or indirectly controls, is controlled by, or is under common control with, the specified person or entity.

Applicable Law: Any federal, state, municipal, county, local, foreign or other statute, law, ordinance, rule or regulation or any order, writ, injunction, judgment, plan or decree of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, county, local, foreign or other.

Buyer Ownership Period:  Any period of time following Closing during which Buyer or any of its Affiliates owns the Property or the Facility.

Closing: The consummation of the purchase and sale of the Property in accordance with the terms of this Agreement on the Initial Closing Date, the Extended Closing Date, or at such earlier or later date and time as may be agreed upon by the parties.

Code:  The Internal Revenue Code of 1986, as amended.

Documents:  This Agreement, all Exhibits hereto, and all Exhibits and Schedules contained in the Seller Disclosure Letter, and each other agreement, certificate or instrument to be delivered pursuant to this Agreement.

Due Diligence Period:  The period commencing on the Effective Date and ending on December 31, 2009, during which time Buyer may, at reasonable times with prior notice to Seller, (i) investigate the financial, legal, operational, environmental and all other aspects of the Property as Buyer may desire, and (ii) seek out sources of financing and/or investors, all in order to determine whether to consummate the transactions contemplated by this Agreement or terminate this Agreement.

Escrow Agent:  The Title Agent.

GAAP:  Generally accepted accounting principles as applied in the United States.

Knowledge:  As used in this Agreement, the term “knowledge” when used to refer to the knowledge of Seller shall mean the actual knowledge of Robert S. Hicks, Lew Little, Jr. and Steve Wood as of the Effective Date and the Closing or any matter which any such person would have knowledge of upon inquiry of the executive director of the Facility.

Licenses:  All certificates, licenses, and permits issued by governmental authorities which are required to be held by an owner or tenant in connection with the ownership, use, occupancy, operation, and maintenance of the Property as a skilled nursing facility.

Lien:  Any mortgage, deed to secure debt, deed of trust, pledge, hypothecation, right of first refusal, security interest, encumbrance, charge, claim, option or lien of any kind, any conditional sale or other title retention agreement, or any agreement to give or grant any of the foregoing, whether voluntarily incurred or arising by operation of law or otherwise, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or Applicable Law.

Loss:  Any and all costs, obligations, liabilities, demands, claims, settlement payments, awards, judgments, fines, penalties, damages and reasonable out-of-pocket expenses, including court costs and reasonable attorneys’ fees, whether or not arising out of a third-party claim.

Permitted Exceptions:  Any (i) statutory liens that secure a governmentally required payment, including without limitation Taxes, not yet due, (ii) zoning regulations and restrictive covenants and easements of record that do not detract in any material respect from the present use of the Property and do not materially and adversely affect, impair or interfere with the use of any property affected thereby, (iii) public utility easements of record, and (iv) any other condition of title as may be approved by Buyer in writing prior to Closing or as may be deemed approved by Buyer pursuant to the express terms of Section 7.5.

Property Agreements: All contracts, leases, agreements, commitments and other arrangements, and any amendments, modifications, supplements, renewals and extensions thereof, used or useful in the operation of the Property made or entered into by Seller or Tenant as of the Effective Date, or between the Effective Date and the Closing in compliance with this Agreement.

Resident Agreements: All occupancy, residency, leases, tenancy and similar written agreements entered into with residents of the Property, including any amendments, modifications, supplements, renewals and extensions thereof.

Seller Disclosure Letter: The letter dated the same date as this Agreement given by the Seller to the Buyer and containing the Exhibits and Schedules referenced herein.

Seller Ownership Period:  Any period of time prior to Closing during which Seller, Tenant or any of their respective Affiliates owned, operated or leased the Property or the Facility.

Taxes:  All federal, state, local and foreign taxes including, without limitation, income, gains, transfer, unemployment, withholding, payroll, social security, real property, personal property, excise, sales, use and franchise taxes, levies, assessments, imposts, duties, licenses and registration fees and charges of any nature whatsoever, whether or not recorded, including interest, penalties and additions with respect thereto and any interest in respect of such additions or penalties, but excluding all transfer, conveyance, intangibles, mortgage transfer, and documentary stamp taxes payable in connection with the transactions contemplated by this Agreement.

Tenant:  PM Management – Babcock NC, LLC, a Texas limited liability company.

Title Agent:   The Title Agent is as follows:

Heritage Title Company of Austin, Inc.
410 Congress Avenue, Suite 1500
Austin, Texas   78701
Phone: (512) 505-5000
Fax:  (512) 505-5024
Attn.: Jennifer Ramburg
E-mail: jramberg@heritage-title.com

Title Insurer:   First American Title Insurance Company

1.2         Additional Defined Terms.  As used herein, the following terms shall have the meanings defined in the recitals or Section indicated below:

Agreement	Preamble
Amended and Restated Lease Agreement	Section 7.11
Assumed Obligations	Section 2.2(b)
Buyer	Preamble
CERCLA	Section 4.10
Closing	Section 9.1
Initial Closing Date	Section 9.1
Environmental Laws	Section 4.10
Extended Closing Date	Section 9.1
Governmental Payor Programs	Section 4.15
Guaranty	Section 7.11
Improvements	Section 2.1(a)
Indemnified Party	Section 10.4(a)
Indemnifying Party	Section 10.4(a)
Land	Section 2.1(a)
Lease Guaranty	Section 7.11
Lease Guarantor	Section 7.11
OFAC	Section 4.27
Patriot Act	Section 4.27
Permitted Buyer-Assignee	Section 12.5
Permitted Exception	Section 7.5(b)
Personal Property	Section 2.1(a)
Property	Section 2.1
Proration Date	Section 2.4(a)
Proration Schedule	Section 2.4(a)
Purchase Price	Section 2.3
Real Property	Section 2.1(a)
Records	Section 6.10
Required Cure Items	Section 7.5(b)
SEC	Section 6.6(c)
Seller	Preamble
Survey	Section 7.5(e)
Title Commitment	Section 7.5(a)
Title Defect	Section 7.5(b)
Title Notice	Section 7.5(b)
Transaction Costs	Section 9.4

ARTICLE II
PURCHASE AND SALE

2.1           Property.  Upon and subject to the terms and conditions provided herein, at Closing, Seller will sell, transfer, assign and convey to Buyer, and Buyer will purchase from Seller the following (collectively, the “Property”):

(a)           Real Property.  All of Seller’s right, title, and interest in and to that certain parcel of real property consisting of land (“Land”) and all buildings, structures, fixtures and other improvements (“Improvements”) located thereon.  The Land is more particularly described on Exhibit A-1 attached hereto and made a part hereof.  The Land and Improvements (collectively, the “Real Property”) shall be deemed to include all rights-of-way, beneficial easements and appurtenances related to the Real Property.

(b)           Personal Property.  All furnishings, machinery, equipment, vehicles, supplies, inventory, linens, medicine, foodstuffs, consumable and other personal property of any type or description, including, without limitation, all beds, chairs, sofas, wheelchairs, tables, kitchen and laundry equipment associated with and present at the Property (collectively, the “Personal Property”) described in Schedule 2.1(b) of the Seller Disclosure Letter.

(c)           Records.  True and complete copies of all the books, records, accounts, files, logs, ledgers, journals and architectural, mechanical and electrical plans and specifications in the possession or control of Seller or its Affiliates pertaining to or used in connection with the Property, however such data is stored.

(d)           Licenses.  The Licenses and any renewals, extensions, amendments or modifications thereof listed on Schedule 2.1(d) of the Seller Disclosure Letter.

(e)           Claims and Causes of Action.  Any and all of the rights of Seller and its Affiliates in and to any claims or causes of action to the extent they are in the nature of enforcing a guaranty, warranty, or a contract obligation to complete improvements, make repairs, or deliver services to the Property.

(f)           Intellectual Property.  Any and all rights of Seller or its Affiliates with respect to the use of (a) all trade names, trademarks, service marks, copyrights, patents, jingles, slogans, symbols, logos, inventions, computer software, operating manuals, designs, drawings, plans and specifications, marketing brochures, the “MESA VISTA INN” name, logo, symbol, trademark and web site, or other proprietary material, process, trade secret or trade right used by Seller or its Affiliates in the operation of the Property and (b) all registrations, applications and licenses for any of the foregoing.

2.2         Assumption of Liabilities.

(a)           Buyer is assuming no liabilities attributable to the operation or ownership of the Property which accrued or occurred on or prior to the Closing, all of which Seller shall pay, discharge and perform, or cause to be paid, discharged and performed by Tenant in accordance with the Amended and Restated Lease Agreement, when due. Specifically, without limiting the foregoing, Buyer shall not assume (a) any claim, action, suit, or proceeding pending as of the Closing or any subsequent claim, action, suit, or proceeding arising out of or relating to any event occurring prior to Closing, with respect to the manner in which Seller conducted its businesses on or prior to the Closing (b) any liability for Taxes other than real property taxes for the year in which the Closing occurs (such taxes being prorated as of Closing as hereinafter provided), or (c) any liability under any Property Agreements.

(b)           Buyer acknowledges that, effective as of the Closing, Buyer shall assume and undertake to pay, discharge, and perform only the liabilities and obligations of Seller under the Lease as amended and modified by, and only to the extent provided for in, the Amended and Restated Lease Agreement and, subject to the obligations of the Tenant under the Amended and Restated Lease Agreement, the License listed on Schedule 2.1(d) of the Seller Disclosure Letter, to the extent such liabilities and obligations arise during and relate to the period from and after the Closing (collectively, the “Assumed Obligations”).

2.3           Purchase Price.  The purchase price for the Property shall be an amount equal to THIRTEEN  MILLION AND NO/100 U.S. DOLLARS ($13,000,000.00), (the “Purchase Price”), plus or minus (whichever is applicable) the Adjustment Amount which shall be paid to Seller for the Purchased Property, all of which shall be paid by Buyer at Closing via wire transfer of immediately available funds.

2.4         Adjustment of Purchase Price.

(a)           All income and expenses (including prepaid expenses) of the Property that are not the obligation of the Tenant under the Amended and Restated Lease Agreement shall be prorated on a daily basis between Seller and Buyer as of 11:59 p.m., on the date (the “Proration Date”) immediately preceding the Closing.  Such items to be prorated shall include, without limitation:

(i)	Rent and other payments under the Amended and Restated Lease Agreement; and

(ii)	Real property taxes.

Buyer and Seller shall prepare a proposed schedule (the “Proration Schedule”) prior to Closing, that shall include the items listed above and any other applicable income and expenses with regard to the Property.  Seller and Buyer will use all reasonable efforts to finalize and agree upon the Proration Schedule at least two (2) business days prior to Closing.

(b)           To the extent not otherwise provided for under the Amended and Restated Lease Agreement, any escrow accounts held by any utility companies, and any cash deposits made by Seller or Seller’s Affiliates prior to Closing to secure obligations under Assumed Obligations shall be either paid to Seller or, if assigned to Buyer, Seller shall receive a credit at Closing for any such deposits.

(c)           Seller shall receive all income from and shall be responsible for all expenses of the Property attributable to the period prior to the Proration Date, unless otherwise provided for in this Agreement.  In the event Buyer receives any payment from Tenant for rent due for any period prior to the Proration Date or payment of any other receivable of Seller, Buyer shall forward such payment to Seller.

(d)           Buyer shall receive all income from and shall be responsible for all expenses of the Property attributable to the period from and after the Proration Date, unless otherwise provided for in this Agreement.  In the event Seller or Seller’s Affiliates receive any payment from a tenant for rent due for any period from and after the Proration Date, Seller shall forward such payment to Buyer.

(e)           The parties agree that any amounts that may become due under this Section 2.4 shall be paid at Closing as can best be determined.  A post-Closing reconciliation of pro-rated items shall be made by the Buyer and Seller within ninety (90) days after Closing and any amounts due at that time shall be promptly forwarded to the respective party in a lump sum payment.  Any additional amounts which may become due after such determination shall be forwarded at the time they are received.  Any amounts due under this Section 2.4 which cannot be determined within ninety (90) days after Closing shall be reconciled as soon thereafter as such amounts can be determined.  Buyer and Seller agree that each shall have the right to audit the records of the other for up to one (1) year following Closing in connection with any such post-Closing reconciliation.

(f)           This Section 2.4 shall survive the Closing.

2.5       Earnest Money Deposit. Within two (2) business days after the Effective Date, Buyer shall deposit TWENTY FIVE THOUSAND AND NO/100 U.S. DOLLARS ($25,000.00) (the “Earnest Money Deposit”) with Escrow Agent.

(a)           In the event of a termination of this Agreement pursuant to Sections 11.1(b), 11.1(c), 11.1(e), or 11.2(a)(i) below, $1,000.00 of the Earnest Money shall be immediately paid to Seller as consideration for the execution of this Agreement (the “Independent Contract Consideration”), and the balance of the Earnest Money Deposit shall be immediately paid to Buyer.  In the event this Agreement is determined to be unenforceable or void as a mutually binding contract by reason of the existence of any condition, the indefiniteness of any provision, the lack of mutuality, or any approval, election or discretion of Buyer with respect to any contingency or other matter, then such fee shall be considered adequate consideration for, and this Agreement shall be construed as, an option of Buyer to purchase the Property enforceable in accordance with the terms set forth herein.

(b)           The Earnest Money Deposit shall be nonrefundable to the Buyer and shall be paid to Seller immediately upon a termination of this Agreement pursuant to Sections 11.1(d) or 11.2(b) below.

(c)           Upon Closing, the Earnest Money Deposit shall be applied to the Purchase Price.

2.6         Escrow Agent.

(a)           By its execution and delivery of this Agreement, Escrow Agent agrees to be bound by the terms and conditions in Section 2.5 of this Agreement to the extent applicable to its duties, liabilities and obligations as “Escrow Agent.”  Escrow Agent shall hold and dispose of the funds deposited with the Escrow Agent pursuant to this Agreement (“Escrowed Funds”) in accordance with the terms of this Agreement.  Escrow Agent shall incur no liability in connection with the safekeeping or disposition of the Escrowed Funds for any reason other than Escrow Agent’s breach of contract, willful misconduct or gross negligence.  Escrow Agent shall be reimbursed by Buyer and Seller, jointly and severally, for all out-of-pocket costs and expenses incurred in connection with its obligations hereunder.  If Escrow Agent is in doubt as to its duties or obligations with regard to the Escrowed Funds, or if the Escrow Agent receives conflicting instructions from Buyer and Seller with respect to the Escrowed Funds, the Escrow Agent shall not be required to disburse the Escrowed Funds and may, at its option, continue to hold the Escrowed Funds until both Buyer and Seller agree as to their disposition, or until a final judgment is entered by a court of competent jurisdiction directing their disposition, or the Escrow Agent may interplead the Escrowed Funds in accordance with the laws of the State of Florida.  Escrow Agent shall not be responsible for the preservation of principal or any interest on the Escrowed Funds except as is actually earned, or for the loss of any interest or principal resulting from the withdrawal of the Escrowed Funds prior to the date interest is posted thereon.

(b)           The Escrow Agent may resign upon written notice to the Seller and Buyer.  If a successor escrow agent is not appointed by the Seller and Buyer within this thirty (30) day period, the Escrow Agent may, but shall have no duty to, petition a court of competent jurisdiction to name a successor.  If no successor escrow agent is appointed within thirty (30) days after such written notice, the Escrow Agent may withhold performance by it pursuant to Section 2.6(a) until such time as a successor escrow agent is appointed and, at such time, the Escrow Agent shall deliver the Escrowed Funds or other documents, instruments or items, if any, delivered to the Escrow Agent hereunder to any such successor escrow agent; provided, however, the Escrow Agent shall act in accordance with any joint written instructions from the Seller and Buyer.

(c)           The Escrow Agent may be removed, with or without cause, by the Buyer and Seller acting jointly at any time by providing written notice to the Escrow Agent.

(d)           This Section 2.6 shall survive the Closing or the expiration or any termination of this Agreement.

ARTICLE III
DUE DILIGENCE PERIOD

3.1         Due Diligence Period.  During the Due Diligence Period, Buyer shall have the right to a complete physical inspection of the Property as the Buyer deems appropriate to review and evaluate the Property, the nature and extent of the Property, and operations of the Property, and all rights and liabilities related thereto.  In consideration of the execution of this Agreement, Seller agrees to cause to be provided to or made available to Buyer, at no cost to Buyer, all items requested on the attached Exhibit B-1, via electronic mail submission or electronic data room, in an electronic format from which Buyer can generate an accurate and complete paper copy that is both legible and suitable for inspection and review.  Buyer may request that other items be provided by Seller in addition to those already requested or provided, which items shall be mutually agreed upon by the Buyer and Seller in their reasonable discretion.  During the Due Diligence Period and subject to the provisions of Section 3.2 below, Buyer shall have reasonable access to the Property at all reasonable times during normal business hours for the purpose of conducting reasonably necessary tests, including surveys and architectural, engineering, geotechnical and environmental inspections and tests, provided that, (a) when practicable, Buyer will give Seller prior notice of any such inspection or test and (b) all such tests shall be conducted by Buyer in compliance with Buyer’s responsibilities set forth in Section 3.2 below.  Buyer shall provide Seller with copies of the results of all such tests, studies and investigations promptly upon Buyer’s receipt of the same.  If Closing occurs, the parties have agreed to share certain expenses as provided in Section 9.4 below.  Otherwise, except as otherwise expressly set forth herein, Buyer shall bear its own cost of all such inspections or tests.

3.2           Buyer’s Responsibilities.  In conducting any inspections, investigations or tests of the Property, Buyer shall (i) not unreasonably disturb the tenants or interfere with their use of the Property; (ii) not materially or unreasonably interfere with the operation and maintenance of the Property; (iii) not materially damage any part of the Property or any personal property owned or held by any tenant or any third party; (iv) not injure or otherwise cause bodily harm to Seller or its agents, guests, invitees, contractors and employees or any tenants or their guests or invitees; (v) comply in all material respects with all Applicable Laws; and (vi) not permit any Liens to attach to the Property by reason of the exercise of its rights hereunder.  If Buyer’s inspections and investigations result in any material damage to the any part of the Property, Buyer shall promptly repair and restore the Property to its former condition.  Buyer shall be responsible for, and shall defend, indemnify and hold Seller and the Property harmless from and against, any and all claims, demands, injuries, damages, costs, expenses (including reasonable attorney's fees), liens or liabilities incurred by, or asserted against, Seller or the Property arising as the direct result of, or in any way directly arising out of the activities with respect to Buyer's inspections and investigations of the Property. The provisions of this Section shall survive the Closing or the termination of this Agreement.

3.3           Continuing Diligence and Inspection Rights.  Following the expiration of the Due Diligence Period, and prior to the Closing or any earlier termination of this Agreement, at reasonable times and upon reasonable notice, Buyer or Buyer’s agent(s), consultants, or other retained professionals shall have the right, at Buyer’s expense, to perform or complete such further inspections and assessments of the Property as Buyer deems necessary or desirable to comply with Buyer’s internal requirements or the requirements of Buyer’s lenders, investors or members, including, without limitation, further inspection of environmental and structural aspects, assessments of the compliance of the Property with all Applicable Laws, and customary pre-closing walk-throughs; provided, however, that nothing in this Section 3.3 shall extend the Due Diligence Period.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller hereby represents and warrants to the Buyer as of the Effective Date and as of the Closing as follows:

4.1         Organization; Good Standing of Seller.  Seller is a limited liability company, validly existing and in good standing under the laws of the State of Texas, and is duly qualified to do business in the State of Texas, with all requisite company power and authority to carry on its business in the manner and in the location in which such business has been and is now being conducted, to execute and deliver this Agreement, and to perform its obligations hereunder.

4.2         Consent of Third Parties.  No consent or approval of any third party is required as a condition to the entering into, performance or delivery of this Agreement by Seller other than such consent as has been previously obtained.

4.3         Authority; Enforceability.  The execution and delivery of this Agreement has been duly authorized by Seller, and this Agreement constitutes the valid and binding obligation and agreement of Seller, enforceable against Seller in accordance with its terms (subject to the effect of bankruptcy, insolvency fraudulent conveyance, reorganization, moratorium and similar laws affecting creditor’s rights and remedies generally, and to limitations imposed by general principles of equity, whether applied by a court of law or of equity).

4.4         Absence of Conflicts.  Neither the execution, delivery or performance of this Agreement will (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, or (iv) give any third party the right to modify, terminate, or accelerate any obligation under, the provisions of the articles of organization or operating agreement of Seller and/or its Affiliates, any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Seller and/or its Affiliates is bound or affected, the Property Agreements or any Applicable Law.

4.5         No Judgments.  There are no judgments presently outstanding and unsatisfied against the Property, the Seller or any of Seller’s assets.

4.6         No Governmental Approvals.  No order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any governmental agency, commission, board or public authority is required to authorize, or is required in connection with the execution, delivery and performance by Seller of this Agreement or the taking of any action contemplated by this Agreement, which has not been obtained.

4.7         Insurance.  Schedule 4.7 of the Seller Disclosure Letter sets forth an accurate summary of all general liability, fire, theft, professional liability and other insurance currently maintained with respect to the Property and any and all claims made thereunder.  Neither Seller nor Tenant has taken any action or failed to act in a manner, including the failure of Seller or Tenant, to give any notice or information, which would limit or impair the rights of Seller or Tenant under such insurance policies.  Prior to Closing Seller will promptly notify Buyer of any potential losses or claims that may be covered by the insurance and shall provide Buyer with current loss runs within fifteen (15) days after the end of each month from the Effective Date until the Closing.

4.8         Litigation.  Except as set forth on Schedule 4.8 of the Seller Disclosure Letter, there is no pending or threatened judgment, litigation, proceeding, investigation or inquiry (by any person, governmental or quasi-governmental agency or authority or otherwise): (i) to which Seller or the Property is a party, including without limitation, litigation brought by Seller against any third party, or (ii) to which the Tenant is a party, including without limitation, litigation brought by Manager against any third party.

4.9         Compliance with Laws.  Except with respect to environmental matters which are specifically addressed in Section 4.10 below, the Property is presently, and has been during the Seller Ownership Period, used and operated by Seller, and to Seller’s Knowledge was constructed, in compliance in all respects with, and in no way in violation of, any Applicable Law affecting the Property or any part thereof.  Neither Seller nor Tenant has received notice of any such violation.

4.10       Environmental Matters.  Neither Seller nor Tenant has generated, stored or disposed of any hazardous substance at or on the Property except in accordance with Applicable Law, and neither Seller nor Tenant has Knowledge of any previous or present generation, storage, disposal or existence of any hazardous substance at or on the Property other than in accordance with all Applicable Laws.  The term “hazardous substance” shall mean “hazardous waste,” “toxic substances,” “petroleum products,” “pollutants,” or other similar or related terms as defined or used from time to time in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) (42 U.S.C. §§ 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6921, et seq.), similar state laws and regulations (the “Environmental Laws”) adopted thereunder.  Neither Seller nor Tenant has filed or been required to file any notice reporting a release of any hazardous substance into the environment, and no notice pursuant to Section 103(a) or (c) of the CERCLA, 42 U.S.C. § 9601, et seq. or any other Environmental Law has been or was required to be filed.  Neither Seller nor Tenant has received any notice letter under any Environmental Law or any notice or claim, and there is no investigation pending, contemplated, or to Seller’s or knowledge threatened, to the effect that Seller or Tenant is or may be liable for or as a result of the release or threatened release of hazardous substance into the environment or for the suspected unlawful presence of any hazardous waste on the Property.  Seller agrees to indemnify and hold Buyer and its Affiliates harmless from any Loss resulting from a breach of this Section 4.10.  Notwithstanding the provisions of ARTICLE X, the agreement to indemnify in this Section 4.10 shall survive the Closing without limitation.

4.11       Assessments.  There are no special or other assessments for public improvements or otherwise now affecting the Property, no pending or threatened special assessments affecting the Property, and no contemplated improvements affecting the Property that may result in special assessments affecting the Property.

4.12       Property Agreements.  The Property Agreements listed on Exhibit B of the Seller Disclosure Letter are in full force and effect and are all of the agreements relating to or affecting the Property.  Seller is not in default of any of its obligations under any of the Property Agreements, and Seller has no knowledge of any default on the part of any other party thereto.

4.13       Licenses.  Exhibit C of the Seller Disclosure Letter is a true and complete list of all Licenses held by the Seller and its Affiliates with respect to the Property.  The Licenses listed on Exhibit C of the Seller Disclosure Letter are valid and no material violations exist with respect to such Licenses.  No other Licenses are required to be held by the Seller for the lawful ownership, use, occupancy, operation and maintenance of the Property as a skilled nursing facility.  No applications, complaints or proceedings are pending or, to the knowledge of Seller, contemplated or threatened which may (i) result in the revocation, modification, non-renewal or suspension of any License or of the denial of any pending applications, (ii) the issuance of any cease and desist order, or (iii) the imposition of any fines, forfeitures, or other administrative actions with respect to the Property or its operation.  A list of all unsatisfied or otherwise outstanding citations with respect to the Property or its operation is shown on Exhibit F of the Seller Disclosure Letter.

4.14       Rent Roll.  Except as otherwise noted on Schedule 4.14 of the Seller Disclosure Letter, the rent roll attached hereto as Exhibit E of the Seller Disclosure Letter (the “Rent Roll”) is true and complete.  Seller is not in default under any of its material obligations under any Resident Agreement or any lease, and, except as set forth on Schedule 4.14 of the Seller Disclosure Letter, Seller has no knowledge of any material default on the part of any other party thereto.  All of the Resident Agreements identified on the Rent Roll are currently in full force and effect as of the date of the Rent Roll.

4.15       Medicare; Medicaid.

(a)           Tenant is receiving payment under Titles XVIII and XIX of the Social Security Act and is certified for participation in those governmental payor programs (“Governmental Payor Programs”), including but not limited to the Medicare and Medicaid programs, and is a party to valid participation agreements for payment by the Governmental Payor Programs, which agreements are in full force and effect.  True and correct copies of such agreements shall be delivered to Buyer, to the extent not prohibited by Applicable Law.  Without limiting the generality of the foregoing, the facilities, equipment, staffing and operations of Seller and Tenant satisfy all material conditions of participation in the Governmental Payor Programs.  Neither Seller nor Tenant has received notice of pending, threatened or possible investigation by, or loss of participation in, any Governmental Payor Programs, and there is no basis for any such notice.

(b)           There are no pending or threatened material claims (including potential penalties) by any of such Governmental Payor Programs against Seller or Tenant, and neither Seller nor Tenant has been subject to loss of waiver of liability for utilization review denials with respect to any such Governmental Payor Programs during the past two (2) years.

(c)           All billing practices of Seller and Tenant with respect to Governmental Payor Programs and private insurance companies have been in compliance with Applicable Laws, and neither Seller nor Tenant has billed or received any payment or reimbursement in excess of amounts allowed by Applicable Laws.

(d)           Neither Seller nor Tenant has (i) offered or paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any past, present or potential customers, past or present suppliers, patients, medical staff members, contractors or third-party payors of Seller in order to obtain business or payments from such persons other than in the ordinary course of business; (ii) given or agreed to give, or is aware that there has been made or that there is any agreement to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractor, third party-payor or any other person other than in connection with promotional or entertainment activities in the ordinary course of business; (iii) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under Applicable Laws; (iv) established or maintained any unrecorded fund or asset for any purpose or made any misleading, false or artificial entries on any of its books or records for any reason; or (v) made, or agreed to make, or is aware that there has been made or that there is any agreement to make, any payment to any person with the intention or understanding that any part of such payment would be used for any purpose other than that described in the documents supporting such payment.

(e)           Neither Seller, Tenant, nor any partner, member, director, officer or employee thereof, is a party to any contract, lease agreement or other arrangement (including any joint venture or consulting agreement) with any physician, health care facility, hospital, nursing facility, home health agency or other person who is in a position to make or influence referrals to or otherwise generate business for Seller or Tenant, or otherwise influence the affairs of the Seller or Tenant, to provide services, lease space, lease equipment or engage in any other venture or activity that is prohibited by law or that did not provide commercially reasonable terms with fair market value consideration for the goods, property, services or use of money provided, exchanged or acquired thereunder at the time entered into.

4.16       Condemnation.  Neither Seller nor Tenant has received any written notice of any pending or contemplated condemnation, eminent domain or similar proceeding, with respect to all or any portion of the Property.

4.17       Condition of Property.

(a)           Real Property.  With regard to the Real Property  (i) there are no material structural defects, (ii) there is no insect or rodent infestation, (iii) the roof is free of leaks, (iv) there are no leaks in the foundation, (v) there are no toxic mold or mold-related problems, and (vi) all mechanical and utility systems servicing the Real Property are in good condition and proper working order, free of material defects and in substantial compliance with all Applicable Laws.

(b)           Personal Property.  Except as described on Schedule 4.17 of the Seller Disclosure Letter: (i) the Personal Property comprises all material assets, rights or property used in the operation of the skilled nursing facility located on the Real Property and constitutes all of the personal property used or required for the operation of the Property as a skilled nursing facility, and (ii) to Seller’s Knowledge, all of the Personal Property is in good condition, working order and repair (ordinary wear and tear excepted).

4.18        Independent Property.  The Property is an independent unit which does not rely on facilities (other than facilities of public utility, sewer and water companies) located on any property not included in the Property (i) to fulfill any zoning, building code, or other municipal or governmental requirement, or (ii) for structural support or the furnishing of any essential building systems or utilities, including, but not limited to, electric, plumbing, mechanical, heating, ventilating and air conditioning systems.  No building or other improvements not included in the Property relies on any part of the Property to fulfill any zoning, building code, or other municipal or governmental requirement or for structural support or the furnishing of any essential building systems or utilities.

4.19        Utilities Access.  The Real Property has water supply, storm and sanitary sewer facilities, access to telephone, gas and electricity connections, fire protection, drainage, means of ingress and egress to and from public highways and, without limitation, other public utilities, all sufficient for normal operations.  The parking facilities located on the Property comply with all Applicable Laws or meet requisite exceptions or variances to such laws.  All public utilities are installed and operating, and all installation and connection charges have been paid in full.  All streets and roads necessary for access to and full utilization of the Property, and every part thereof, have been built, completed, dedicated, and accepted for maintenance and public use by the appropriate governmental authorities or are otherwise owned and maintained by local governments for public use.  There is no fact or condition existing that would result or could result in the termination or reduction of the current access from the Property to the existing roads and highways or to sewer or other utility services presently serving the Property.

4.20        Zoning.  The current use of the Property is permitted under the applicable municipal zoning ordinances, or special exceptions, variances, or conditions thereto, and the Property complies, to the extent required (including any waiver or grandfathering), with all conditions, restrictions and requirements of such zoning ordinances and all amendments thereto.

4.21        FIRPTA.  Seller is not a “foreign person” within the meaning of Section 1445 of the Code and the Regulations issued thereunder.

4.22        Interests; Title.

(a)           Title to Real Property. Seller owns one hundred percent (100%) of the ownership interest in the Real Property, free and clear of all Liens except Permitted Exceptions.  There are no outstanding options or other rights to purchase or otherwise acquire any ownership interest in the Property.

(b)           Title to Personal Property.  Seller owns one hundred percent (100%) of the ownership interest in the Personal Property, and as of the Closing the Personal Property will be free and clear of all Liens except Permitted Exceptions.  There are no outstanding options or other rights to purchase or otherwise acquire any ownership interest in the Personal Property.

4.23        Title Encumbrances.  Seller is not in default under any of its material obligations under any recorded agreement, easement or instrument encumbering title to the Property, and there is no material default on the part of any other party thereto.

4.24        Affordable Housing Units.  No bedroom or unit in the Property is leased or reserved for lease as an affordable housing unit or for low- or moderate-income residents.  The Property is not required to lease or reserve any unit or bedroom as an affordable housing unit or bedroom or for low-income or moderate-income residents pursuant to a presently existing agreement or Applicable Law.

4.25        No New Survey Matters.  Since the dates of the most recent surveys for the Real Property obtained by Seller and provided to Buyer prior to Closing, no new survey matters have arisen in connection with the Real Property which would otherwise be required under the applicable ALTA/ACSM standards to be shown thereon.

4.26        Loans.  Except for the loans secured by Liens against the Property as set forth in the Title Commitment, there are no loans on the Property.

4.27        Patriot Act Compliance.  To the extent applicable to Seller, to Seller’s knowledge Seller has complied in all material respects with the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, which comprises Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”) and the regulations promulgated thereunder, and the rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), to the extent such laws are applicable to Seller.  Seller is not included on the List of Specially Designated Nationals and Blocked Persons maintained by the OFAC, nor is it a resident in, or organized or chartered under the laws of, (A) a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns or (B) any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur.

4.28        Broker’s or Finder’s Fees.    No agent, broker, investment banker or other person or firm acting on behalf of or under the authority of Seller or any Affiliate of Seller is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement.  This Section 4.28 shall survive the Closing or the expiration or any termination of this Agreement.

4.29        Insolvency.  Neither Seller nor any of its Affiliates have not (i) commenced a voluntary case or had entered against them a petition for relief under any Applicable Law relative to bankruptcy, insolvency, or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator, or similar official in any federal, state or foreign judicial or nonjudicial proceeding to hold, administer, and/or liquidate all or substantially all of their respective assets, (iii) had filed against them any involuntary petition seeking relief under any Applicable Law relative to bankruptcy, insolvency, or other relief to debtors which involuntary petition is not dismissed within sixty (60) days, or (iv) made a general assignment for the benefit of creditors.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the Effective Date and as of the Closing as follows:

5.1          Organization and Good Standing.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer has all requisite corporate power to own, operate, and lease the Property and carry on business as it is now being conducted and as the same will be conducted following the Closing.  As of the Closing, Buyer will be registered to do business under the laws of the State of Texas.

5.2          Consent of Third Parties.  No consent or approval of any third party is required as a condition to the entering into, performance or delivery of this Agreement by Buyer other than such consent as has been previously obtained.

5.3          Authorization and Binding Effect of Documents.  The execution and delivery of this Agreement has been duly authorized by Buyer, and this Agreement constitutes the valid and binding obligation and agreement of Buyer, enforceable in accordance with its terms (subject to the effect of bankruptcy, insolvency fraudulent conveyance, reorganization, moratorium and similar laws affecting creditor’s rights and remedies generally, and to limitations imposed by general principles of equity, whether applied by a court of law or of equity).

5.4          Absence of Conflicts.  Neither the execution and delivery of this Agreement, nor compliance with the terms and provisions hereof, will (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, or (iv) give any third party the right to modify, terminate, or accelerate any obligation under, the provisions of the articles of organization and any applicable limited liability company agreement or operating agreement of Buyer and/or its Affiliates, any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Buyer and/or its Affiliates is bound or affected, or any Applicable Law to which Buyer and/or its Affiliates is subject.

5.5          Consents.  The execution, delivery and performance by Buyer and/or its Affiliates of this Agreement and the other Documents, and consummation by Buyer and/or its Affiliates of the transactions contemplated hereby and thereby, do not and will not require the authorization, consent, approval, exemption, clearance or other action by or notice or declaration to, or filing with, any court or administrative or other governmental body, or the consent, waiver or approval of any other person or entity, excluding consents that Seller is obligated to obtain hereunder.

5.6          Patriot Act Compliance.  To the extent applicable to Buyer, to Buyer’s actual knowledge upon reasonable inquiry, Buyer has complied in all material respects with the Patriot Act and the regulations promulgated thereunder, and the rules and regulations administered by OFAC, to the extent such laws are applicable to Buyer.  Buyer is not included on the List of Specially Designated Nationals and Blocked Persons maintained by the OFAC, nor is it a resident in, or organized or chartered under the laws of, (A) a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns or (B) any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur.

5.7          Broker’s or Finder’s Fees.  No agent, broker, investment banker, or other person or firm acting on behalf of Buyer or any of its Affiliates or under its authority, is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement.  This Section 5.7 shall survive the Closing or the expiration or any termination of this Agreement.

ARTICLE VI
OTHER COVENANTS

6.1          Conduct of Business Prior to the Closing.  Seller covenants and agrees that from the Effective Date through the Closing, unless Buyer otherwise consents in writing, Seller and its Affiliates shall:

(a)           Operate the Property in the ordinary course of business, including (i) incurring expenses consistent with the past practices, (ii) using commercially reasonable efforts to preserve the Property’s present business operations, organization and goodwill and its relationships with residents, customers, employees, advertisers, suppliers and other contractors, and (iii) maintaining the Licenses listed on Exhibit C of the Seller Disclosure Letter.

(b)           Operate the Property and otherwise conduct business in accordance with the terms or conditions of the Licenses listed on Exhibit C of the Seller Disclosure Letter, all Applicable Laws having jurisdiction over any aspect of the operation of the Property and all applicable insurance requirements.

(c)           Maintain the books and records for the Property.

(d)           Timely comply in all material respects with the Property Agreements.

(e)           Not sell, lease, grant any rights in or to or otherwise dispose of, or agree to sell, lease or otherwise dispose of, the Property in whole or in part, except to residents of the facility in the ordinary course of business using the current forms of resident agreement utilized by Tenant and copies of which has been provided to Buyer.

(f)            Take commercially reasonable efforts to maintain the Personal Property currently in use in reasonably good operating condition and repair, except for ordinary wear and tear, in a manner consistent with past practices.

(g)           Perform all covenants, terms, and conditions and make all payments in a timely fashion, under any loans secured by the Property.

(h)           Not amend or modify the Property Agreements or take or fail to take any action thereunder outside the ordinary course of Seller’s business.

(i)            Subject to Section 12.16 below, not make any alterations or improvements to the Property or make any capital expenditure with respect to the Property in excess of ONE HUNDRED THOUSAND AND NO/100 U.S. DOLLARS ($100,000.00) other than those that are required by Applicable Law or that are necessary to preserve the coverage under or comply with the terms of any insurance policy with respect to the Property.

(j)            Not enter into any agreement which calls for annual payments in excess of TEN THOUSAND AND NO/100 U.S. DOLLARS ($10,000.00) or for a term in excess of one year, unless such agreement can be terminated upon not more than sixty (60) days prior written notice without the payment of any termination fee or penalty payment.

(k)           Provide the Buyer with a current Rent Roll on the first day of each month.

6.2          Notification of Certain Matters.  Seller shall give prompt written notice to Buyer, and Buyer shall give prompt written notice to Seller, of (i) the occurrence, or failure to occur, of any event that would be likely to cause any of its respective representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the Effective Date to the Closing, and (ii) any failure to comply with or satisfy, in any material respect, any covenant, condition, or agreement to be complied with or satisfied under this Agreement.

6.3          Title; Additional Documents.  At the Closing, Seller shall transfer and convey to Buyer good and indefeasible fee simple title to the Property, free and clear of any Liens except Permitted Exceptions.  At the Closing, all warranties and guaranties, to the extent assignable or transferable, relating to the Property shall be transferred by Seller to and shall be held and owned by Buyer.

6.4          Other Consents.  Seller shall obtain any consents or waivers to the transactions contemplated by this Agreement required under the Property Agreements.

6.5          Inspection and Access.  Seller shall, commencing on the Effective Date of this Agreement, open the assets, books, accounting records, correspondence and files of Seller (to the extent related to the operation of the Property) for examination by Buyer, its officers, attorneys, accountants and agents, with the right to make copies of such books, records and files or extracts therefrom.  Such access will be available to Buyer during normal business hours, upon notice, in such manner as will not unreasonably interfere with the conduct of the business of the Property.  Seller will make available to Buyer such additional data and other available information regarding the Property as Buyer may reasonably request.  Those books, records and files which relate to the Property that are not transferred to Buyer shall be preserved and maintained by Seller for two (2) years after the Closing, or such greater amount of time required by Applicable Law, and those books, records and files relating to the Property the possession of which is being transferred to Buyer hereunder shall be maintained and preserved by Buyer for a period of two (2) years after the Closing, or such greater amount of time required by Applicable Law.

6.6          Confidentiality.

(a)           Confidential Information.  Any and all nonpublic information, documents, and instruments delivered to Buyer by Seller and any and all nonpublic information, documents, and instruments delivered to Seller by Buyer, including, without limitation, this Agreement, the Documents and all agreements referenced herein, are of a confidential and proprietary nature.  Buyer and Seller agree that prior to Closing, each will maintain the confidentiality of all such confidential information, documents or instruments delivered to each by the other party or its agents in connection with the negotiation of, or in compliance with, this Agreement, and only disclose such information, documents, and instruments to their duly authorized officers, directors, representatives, agents, attorneys, accountants, consultants, engineers, other advisers, lenders, investors, or as otherwise required by Applicable Law.  Buyer and Seller further agree that if the transactions contemplated hereby are not consummated and this Agreement is terminated, each will return all such documents and instruments and all copies thereof in their possession to the other party.  This Section 6.6(a) shall survive as to both Seller and Buyer in the event this Agreement is terminated prior to Closing and shall survive as to Seller (and not Buyer) following Closing.

(b)           Confidentiality of Agreement.  Seller and Buyer will not disclose the economic terms or existence of this Agreement to any third party without the prior written consent of the other party, except that Seller and Buyer may disclose such terms to their respective attorneys, accountants, consultants, engineers, other advisers, members, shareholders, Seller’s existing lender, Buyer’s potential investors or lenders, and as required by Applicable Law or by Section 7.7 without such prior written consent.  This Section 6.6(b) shall survive as to both Seller and Buyer following Closing or in the event this Agreement is terminated prior to Closing. Notwithstanding anything provided herein to the contrary, Buyer and Seller are each expressly permitted to disclose the existence of this Agreement to the Tenant, the Lease Guarantors and the Loan Guarantors and are permitted to conduct discussions therewith regarding the form of Amended and Restated Lease Agreement and the Lease Guarantor regarding the form of Lease Guaranty.

(c)           Permitted Uses of Information.  Notwithstanding the forgoing, nothing in this Section 6.6 shall prevent the Buyer from making any disclosure regarding this Agreement to the Securities and Exchange Commission (the “SEC”) necessary to comply with any reporting, disclosure, or filing requirements imposed upon the Buyer by the SEC.

(d)           Irreparable Harm.  Seller and Buyer recognize that any breach of this Section 6.6 would result in irreparable harm to the other party; therefore, the Seller or the Buyer shall be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of proving actual damages or posting a bond, cash or otherwise, in addition to all of other legal and equitable remedies.

6.7          Publicity.  The parties agree that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party prior to Closing except as required by Applicable Law.

6.8          Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable and in its power to satisfy any condition for which such party is responsible hereunder and to consummate and make effective as soon as practicable the transactions contemplated by this Agreement.

6.9          Reports.  Seller shall file on a current and timely basis until the Closing, any reports and documents required to be filed with respect to the Licenses.  True and complete copies of all such reports filed as of the Effective Date and continuing through the Closing shall be promptly supplied to Buyer by Seller.

6.10        Post-Closing Obligations of Seller.  Following Closing, Seller shall use, and shall cause Seller’s Affiliates to use, reasonable diligent efforts to cooperate with Buyer and its Affiliates to (a) confirm that all Licenses are obtained and held by the proper entity for operation of the Property, and (b) to the extent not previously transferred to Buyer, to provide any records in Seller’s custody or control which may be requested of Buyer by any authorized governmental agency.  Further, upon Buyer’s request, for a period of one (1) year after Closing, Seller shall make the operating statements and any and all books, records, correspondence, financial data, leases, delinquency reports and all other documents and matters maintained by Seller or its agents and relating to receipts and expenditures pertaining to the Property for the three (3) most recent full calendar years and the current calendar year (collectively, the “Records”) available to Buyer for inspection, copying and audit by Buyer's designated accountants, and at Buyer's expense.  This Section 6.10 shall survive the Closing.

6.11        No Other Representations or Warranties.

(a)           Buyer agrees that, except for the representations and warranties made by Seller and expressly set forth in this Agreement, neither the Seller nor any of its Affiliates or its respective representatives have made (and shall not be construed as having made) to Buyer or any representatives thereof any representation or warranty of any kind.

(b)           Seller agrees that, except for the representations and warranties made by Buyer and expressly set forth in this Agreement, neither Buyer nor any of its Affiliates or its representatives have made (and shall not be construed as having made) to Seller or to any of Seller’s Affiliates or any respective representatives thereof any representation or warranty of any kind.

6.12        Noncompetition.  From the Closing through the second anniversary of the Closing, Seller shall not directly or indirectly (unless acting in accordance with Buyer’s written consent) own, manage, operate, finance or participate in the ownership, management, operation or financing of, or permit its name to be used by or in connection with, any competitive business or enterprise located within a five (5) mile radius of the Real Property.  For purposes of this Section 6.12, the term “competitive business or enterprise” shall mean a skilled nursing facility.  This Section 6.12 shall survive Closing.

6.13        Exclusivity.  From and after the Effective Date to the Closing or termination of this Agreement according to the terms hereof, Seller shall not take any action, directly or indirectly, to encourage, initiate or engage or participate in discussions or negotiations with, or provide any information to, any party, other than Buyer, concerning a potential transaction involving the  purchase and sale of the Property, the purchase and sale of all or substantially all of the ownership interest of Seller, or any transaction similar to the foregoing.

6.14        Loan Guaranties  The Loan Guarantors shall provide the Loan Guaranties. This Section 6.14 shall survive Closing.

ARTICLE VII
CONDITIONS PRECEDENT TO THE
OBLIGATION OF BUYER TO CLOSE

Buyer’s obligation to close pursuant to the terms of this Agreement is subject to the satisfaction, on or prior to the Closing, of each of the following conditions, unless waived by Buyer in writing:

7.1          Accuracy of Representations and Warranties; Closing Certificate.  Except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer, each of the representations and warranties made by Seller in this Agreement or in any certificate delivered pursuant to Section 9.2 shall be true and correct in all respects when made and shall be true and correct in all respects at and as of the Closing as though such representations and warranties were made or given on and as of the Closing.  In the event the Seller provides Buyer with revisions to the Schedules and Exhibits contained in the Seller Disclosure Letter after the Effective Date and prior to Closing, then the condition to Buyer’s obligation to close contained in this Section 7.1 shall not be deemed satisfied unless Buyer agrees to such revisions. In the event Buyer proceeds to close without terminating this Agreement as a result of such revisions, then such condition shall be deemed waived.

7.2          Performance of Agreement.  Seller and its Affiliates shall have performed in all material respects all of their covenants, agreements and obligations required by this Agreement to be performed or complied with by them prior to or upon the Closing.

7.3          No Adverse Change.  No change or development shall have occurred which has or is likely to have a material adverse affect on the Property, its use or its value.

7.4          Conveyance of Property.  The Seller shall have conveyed to Buyer the Property subject to the payment of the Purchase Price and the other conditions to the Seller’s obligation to close contained in A.ARTICLE VIII.

7.5          Title Insurance and Survey.

(a)           Seller has provided Buyer with a commitment for an owner’s policy of title insurance (the “Title Commitment”) issued by the Title Insurer covering fee simple title to the Property, in which the Title Insurer shall agree to insure, in the amount of the Purchase Price, good and indefeasible title to the Property free from the Schedule B standard printed exceptions and all other exceptions except for (i) exceptions which, under applicable state rules and regulations, cannot be deleted or modified and (ii) Permitted Exceptions, with such endorsements as Buyer shall reasonably require and with insurance coverage over any “gap” period.  Seller shall provide, or cause to be provided, to Buyer complete, legible copies of all instruments noted as exceptions therein, and shall be delivered promptly to Buyer upon receipt by Seller.

(b)           If (i) any of the Title Commitments reflect any exceptions to title other than Permitted Exceptions (other than exceptions which constitute Permitted Exceptions pursuant to Section A.7.5(b)(iii) below) which are not acceptable to Buyer in Buyer’s sole discretion, or (ii) the Survey to be obtained by Buyer pursuant to Section 7.5(e) below discloses anything not acceptable to Buyer in Buyer’s sole discretion, or (iii) at any time prior to the Closing, title to Seller’s interests in the Property is encumbered by any exception to title other than Permitted Exceptions (other than exceptions which constitute Permitted Exceptions pursuant to Section A.7.5(b)(iii) below), which was not on the initial Title Commitment for the Property and is not acceptable to Buyer in Buyer’s sole discretion (any such exception or unacceptable statement of fact being referred to herein as a “Title Defect”), then Buyer shall, on or before the later of ten (10) days after the Effective Date, or ten (10) days after receipt of the updated Title Commitment, as the case may be, give Seller written notice of such Title Defect (the “Title Notice”).  Such Title Notice shall include a copy of the relevant Title Commitment and copies of the exceptions.  Any exception to title that is (x) disclosed in the Title Commitment, or (y) identified on a Survey, which, in either case, is not identified as a Title Defect in the Title Notice, shall be deemed to be a “Permitted Exception” for purposes of this Agreement.  Seller shall have the right, but not the obligation, within ten (10) days after receipt of any such Title Notice, to notify Buyer that Seller will take the action necessary to remove such Title Defect.  If Seller elects to so notify Buyer, then, on or before the earlier of (a) ten (10) days after receipt of such Title Notice, or (b) the Closing, Seller shall provide Buyer with reasonable evidence of such removal.  Notwithstanding anything contained herein to the contrary, the following items (the “Required Cure Items”) must be cured prior to or at Closing (with Seller having the right to apply the portion of the Purchase Price allocated to either such party pursuant to Section 2.3 hereof, or a portion thereof, for such purpose): (w) the encroachment of the building over the setback as reflected on the survey and in the Title Notice, (x) all mortgages, security deeds, and other security instruments, (y) all past Taxes, and (z) all judgments against the Seller which may constitute a Lien against the Property.

(c)           In the event Buyer timely gives a Title Notice to Seller and the Title Defects specified therein are not cured on or before the Closing and Seller does not timely notify Buyer that Seller will remove Title Defects within the applicable time period as specified above,  Buyer shall have the option, as Buyer’s sole and exclusive remedy, either to:

(i)
accept Seller’s interest in the Real Property subject to such Title Defect(s) or Required Cure Item(s), in which event such Title Defect(s) or Required Cure Item(s) shall become part of the Permitted Exceptions, and to close the transaction contemplated hereby in accordance with the terms of this Agreement; or

(ii)
by giving Seller written notice of Buyer’s election, terminate this Agreement and receive a refund of the Earnest Money Deposit (less the Independent Contract Consideration), in which event no party shall have any further rights or obligations to the other hereunder, except for such rights and obligations that, by the express terms hereof, survive any termination of this Agreement.

If Buyer fails to give notice of its election of option (ii) within fifteen (15) days after receipt by Seller of the Title Notice, Buyer will be deemed to have accepted such Title Defect(s) or Required Cure Item(s) as Permitted Exceptions.  However, if the Closing is extended pursuant to Section 9.1(b), Buyer obtains an updated Title Commitment reflecting additional items not reflected on the original Title Commitment and Buyer provides an updated Title Notice to Seller with respect to such additional items, then if Buyer fails to give notice of its election of option (ii) above within fifteen (15) days after receipt by Seller of such updated Title Notice, Buyer will be deemed to have accepted such Title Defect(s) or Required Cure Item(s) as Permitted Exceptions.  Notwithstanding the foregoing, nothing contained in section shall limit the right of the Buyer to pursue any and all remedies provided in Section 11.2 of this Agreement as a result of Seller’s default other than with respect to this subsection (c).  If the Title Defect is the encroachment of the building over the setback as identified on the survey and in the Title Notice and so long as either of the parties is actively pursuing the correction of such defect, then the fifteen (15) day period provided for above in this paragraph shall, with respect to such Title Defect only, be extended during the time when either such party is pursuing such correction, not to exceed the Extended Closing Date.  Both parties agree to use their best efforts in pursuing the correction of such Title Defect.

(d)           In the event (x) Buyer timely gives a Title Notice to Seller, and Seller gives timely notice that Seller will cure and remove Title Defects, and such Title Defects specified therein are not cured on or before the Closing, or (y) if Seller does cure and remove a Required Cure Item on or before the Closing, Buyer shall have the option, as Buyer’s sole and exclusive remedy, either to:

(i)
accept Seller’s interest in the Real Property subject to such Title Defect(s) or Required Cure Item(s), in which event such Title Defect(s) or Required Cure Item(s) shall become part of the Permitted Exceptions, and to close the transaction contemplated hereby in accordance with the terms of this Agreement;

(ii)
by giving Seller written notice of Buyer’s election, pay any sum necessary to cure the Title Defect(s) Seller agreed to cure and remove or the Required Cure Item(s), as applicable, and deduct such amount from the Purchase Price in an amount not to exceed $150,000; or

(iii)
by giving Seller written notice of Buyer’s election, terminate this Agreement and receive a refund of the Earnest Money Deposit (less the Independent Contract Consideration), in which event no party shall have any further rights or obligations to the other hereunder, except for such rights and obligations that, by the express terms hereof, survive any termination of this Agreement.

If Buyer fails to give notice of its election of option (ii) or (iii) within fifteen (15) days after receipt by Seller of the Title Notice, Buyer will be deemed to have accepted such Title Defect(s) or Required Cure Item(s) as Permitted Exceptions. However, if the Closing is extended pursuant to Section 9.1(b), Buyer obtains an updated Title Commitment reflecting additional items not reflected on the original Title Commitment and Buyer provides an updated Title Notice to Seller with respect to such additional items, then if Buyer fails to give notice of its election of option (ii) or (iii) above within fifteen (15) days after receipt by Seller of such updated Title Notice, Buyer will be deemed to have accepted such Title Defect(s) or Required Cure Item(s) as Permitted Exceptions. Notwithstanding the foregoing, nothing contained in section shall limit the right of the Buyer to pursue any and all remedies provided in Section 11.2 of this Agreement as a result of Seller’s default other than with respect to (x), (y), or (z) above in this subsection (d).  If the Title Defect is the encroachment of the building over the setback as identified on the survey and in the Title Notice and so long as either of the parties is actively pursuing the correction of such defect, then the fifteen (15) day period provided for above in this paragraph shall, with respect to such Title Defect only, be extended during the time when either such party is pursuing such correction, not to exceed the Extended Closing Date.  Both parties agree to use their best efforts in pursuing the correction of such Title Defect.

(e)           Seller has previously provided Buyer with copies of the most current existing boundary survey for the Property.  Buyer may order one or more boundary surveys for the Property (the “Survey”) prepared by a registered land surveyor or surveyors satisfactory to Buyer.  Each Survey shall (i) be completed in accordance with Buyer’s reasonable survey requirements, and shall be certified to Buyer, the Title Insurer and any Lender of Buyer by such surveyor; (ii) have one perimeter description for the Property; (iii) show all easements, rights-of-way, setback lines, encroachments and other matters affecting the use or development of the Property; and (iv) disclose on the face thereof the gross and net acreage of the Property.  It is agreed that Buyer's failure to obtain such Survey shall not extend the time within which Buyer shall give the Title Notice as provided above, and Buyer shall not be entitled to object to any matter subject to the receipt of the Survey.   In the event Buyer obtains a Survey of the Property other than the Survey provided by Seller to Buyer, Buyer shall provide a copy of such Survey to Seller promptly after Buyer's receipt of same.

(f)            Notwithstanding anything in this Agreement to the contrary, Seller covenants and agrees that at or prior to Closing, Seller shall (i) pay or cause to be paid in full or cause to be canceled and discharged or otherwise bond and discharge as liens against the Property all mechanics’, materialmen’s, repairmen’s, contractors’ or other similar Liens which encumber the Property as of the Effective Date created by, through or under Seller or which may be filed against the Property after the Effective Date created by, through or under Seller and on or prior to the Closing (ii) pay or cause to be paid in full all past due ad valorem taxes and assessments of any kind constituting a lien against the Property which are due and payable, and (iii) pay or cause to be paid in full, or cause to be canceled and discharged all security deeds or other security instruments encumbering the property and created by or through Seller, except to the extent Buyer assumes any of the obligations secured by such instruments, and all judgments which have attached to and become a lien against the Property by, through or under Seller.  In the event Seller fails to cause such liens and encumbrances to be paid or released at or prior to Closing, Buyer shall be entitled to the remedies provided for in A.7.5(c).

(g)           At Closing, the Title Insurer shall be prepared to issue a title insurance policy in accordance with the Title Commitment, with all endorsements reasonably required by Buyer and with coverage over any “gap” period.

(h)           Title expenses shall be paid by the parties in accordance with Section 9.4 hereof.

7.6          Delivery of Closing Documents.  Seller shall have delivered or caused to be delivered to Buyer on the Closing each of the Documents required to be delivered pursuant to Section 9.2.

7.7          Licenses.

(a)           To the extent necessary and permitted or required by Applicable Laws, Seller shall have completed the transfer and assignment of all the Licenses listed on Exhibit C to the Buyer at or prior to the Closing.  To the extent that any such Licenses are not transferable or assignable by Seller, the Buyer shall have obtained, at the Buyer’s sole cost and expense, in the Buyer’s own name, the Licenses, and Seller shall reasonably cooperate with the Buyer in obtaining such Licenses at or prior to Closing, at no cost to Seller.  The Buyer shall diligently pursue all required Licenses.  If any Licenses cannot be obtained by the Buyer at or prior to the Initial Closing Date, Buyer shall have the right to extend the Closing as provided for in Section 9.1.

(b)           In the event the regulatory authorities (i) assert that there are violations and require repairs or alterations to be made to cure such violations, or (ii) assess fines as a result of operational issues and require such fines to be paid prior to issuing Licenses to the Buyer or prior to confirming to Buyer that the Licenses are in place, no material violations exist, and the Property is in good standing, the Seller’s performing of all such required repairs and alterations at Seller’s expense and payment of any and all such fines by Seller shall be a condition to Buyer’s Closing.  If any operational changes are required by such regulatory authorities as a condition to issuing Licenses, Seller’s implementing such action at Seller’s expense shall be a material obligation and condition to Closing.  If Seller fails to take such foregoing actions, Buyer shall have the remedy available under Section 11.2(a).

(c)           Sections 7.7(a) and (b) shall survive Closing.

7.8          Financing Contingency.  Buyer shall have obtained a binding commitment in a form acceptable to Buyer in its sole discretion from Plains Capital Bank (“Lender”) for financing secured by the Property in an amount not less than SEVEN MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($7,500,000) with a term of not less than five (5) years, payments based on a twenty (20) year amortization, a fixed rate of interest not to exceed seven percent (7.00%) and such other terms as are satisfactory to Buyer in its sole discretion (the “Loan”).  The guarantors of the existing loan secured by the Property (“Loan Guarantors”) shall provide guaranties as additional security for the Loan on the terms required by the Lender and approved  by the Loan Guarantors (or deemed approved by the Loan Guarantors if not objected to in writing to Buyer prior to Closing) (the “Loan Guaranties”).

7.9          Governmental Approvals.  Seller shall have obtained any authorizations, consents, orders, or approvals of, shall have made all declarations or filings with, and shall have allowed the expiration of waiting periods imposed by, any governmental agencies necessary for the consummation of the transactions contemplated by this Agreement.

7.10        Third-Party Consents.  Seller shall have obtained any consents to assignment, waivers and similar instruments as Buyer reasonably determines are necessary to permit the conveyance of the Property to Buyer, in form and substance reasonably satisfactory to Buyer.

7.11        Amended and Restated Lease Agreement and Lease Guaranty.  Effective as of Closing, (a) the existing lease between Seller and Tenant (the “Lease”) shall be  amended and restated in the form attached as Exhibit C-1 to this Agreement (the “Amended and Restated Lease Agreement”), and (b) simultaneously therewith, the Lease shall be assigned by Seller to Buyer at the Closing, and the Buyer shall assume from Seller, Seller’s obligations thereunder solely to the extent such obligations arise during and relate to the period from and after the Closing and solely to the extent provided for in the Amended and Restated Lease Agreement.  Seller shall cause any existing security deposit on the existing lease to be transferred to Buyer by credit of the amount thereof against the Purchase Price at Closing. Harden Healthcare, LLC, a Texas limited liability company (“Lease Guarantor”), shall execute and deliver a guaranty of Tenant’s obligations under the Amended and Restated Lease Agreement in the form attached as Exhibit D-1 to this Agreement (the “Lease Guaranty”).

ARTICLE VIII
CONDITIONS PRECEDENT TO THE
OBLIGATION OF SELLER TO CLOSE

The obligation of the Seller to close pursuant to the terms of this Agreement is subject to the satisfaction, on or prior to the Closing, of each of the following conditions, unless waived by Seller in writing:

8.1          Accuracy of Representations and Warranties.  The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the Effective Date and as of the Closing with the same effect as though made at such time, except for changes that are not materially adverse to Seller.

8.2          Performance of Agreements.  Buyer shall have performed in all material respects all of its covenants, agreements, and obligations required by this Agreement and each of the other Documents to be performed or complied with by it prior to or upon the Closing.

8.3          Delivery of Closing Documents.

Buyer shall have delivered or caused to be delivered to Seller on the Closing each of the Documents required to be delivered pursuant to Section 9.3.

ARTICLE IX
CLOSING

9.1          Closing Date and Place.

(a)           Initial Closing Date.  The Closing shall take place at the offices of the Title Agent in Austin, Texas, on December 31, 2009 or at such earlier or later date and time as may be agreed upon by the Buyer and Seller (the “Initial Closing Date”). At Closing, Buyer shall deliver to the Title Company by wire transfer or other immediately available funds acceptable to the Title Company the Purchase Price.  It is expressly agreed that the funding of the Purchase Price and the release of the net proceeds thereof to Seller shall, unless otherwise agreed by Buyer and Seller, occur not later than 12:00 p.m., local Austin, on the Initial Closing Date.

(b)           Extended Closing Date.  Notwithstanding the foregoing, if any of Buyer’s conditions to Closing set forth in Article VII hereof are not satisfied or otherwise waived by Buyer as of the Initial Closing Date, then Buyer shall have the option, by written notice to Seller, to extend the Closing beyond the Initial Closing Date until the date which is five (5) business days following the date that all such conditions to Closing set forth in Article VII hereof are satisfied, but in no event to exceed sixty (60) days beyond December 31, 2009 (the “Extended Closing Date”).

9.2          Deliveries of Seller.  At the Closing, Seller shall deliver or cause to be delivered to Buyer the following, in each case in form and substance reasonably satisfactory to Buyer:

(a)           A governmental certificate, dated as of a date as near as practicable to the Closing, showing that Seller (i) is duly organized and in good standing in the state of organization of Seller, and (ii) is qualified to do business in the state in which the Property is located.

(b)           A certificate of the secretary (or the equivalent thereto if none) of Seller attesting as to the incumbency of each manager, officer, and authorized representative of Seller who executes this Agreement and any of the other Documents, certifying that resolutions and consents necessary for Seller to act in accordance with the terms of this Agreement have been adopted or obtained (with copies thereof attached) and to similar customary matters.

(c)           A special warranty deed, bill of sale (with special warranty of title) and other instruments of transfer and conveyance transferring the Property to Buyer free of all Liens other than the Permitted Exceptions.

(d)           A certificate of non-foreign status under Section 1445 of the Code, complying with the requirements of the Income Tax Regulations promulgated pursuant to such Section.

(e)           A certificate that the conditions specified in Sections 7.1 and 7.2 are satisfied as of the Closing.

(f)           A true, correct and complete Rent Roll for the Property five (5) days prior to Closing, certified by Seller, listing each resident as of the Closing, the unit, bed or room number of such resident, the amount of monthly fees to be paid by such resident, the amount of security deposit, the date of the Resident Agreement, and the expiration date of such Resident Agreement.

(g)           Duplicate counterpart originals of the Assignment and Assumption Agreement for the Lease and Licenses from Seller, duly executed by Seller and joined by the Tenant in the form attached hereto as Exhibit E-1.

(h)           All third-party consents described in Section 7.10.

(i)            Opinions from counsel for Seller in the form attached to the Seller Disclosure Letter as Exhibit D, regarding the due organization, good standing, power and authority, and due execution of this Agreement and all other Documents by Seller.

(j)            A duly executed non-competition side letter agreement in a form acceptable to Buyer.

(k)           Duly executed counterpart originals of the Amended and Restated Lease Agreement executed by the Tenant.

(l)            Unaudited and unreviewed historical financial statements and any other documents identified by Buyer that are required to allow the Buyer to comply with any reporting, disclosure, or filing requirements imposed upon the Buyer by the SEC with respect to the transactions contemplated by this Agreement.  Additionally, Seller shall provide Buyer, but without expense to Seller, with (a) an audit letter in substantially the form as Exhibit G attached to the Seller Disclosure Letter and made a part hereof, and (b) copies of, or access to, such factual information as may be reasonably requested by Buyer or its designated accountants, and in the possession or control of Seller, to enable Buyer to file any filings required by the SEC in connection with the purchase of the Property.

(m)          Such additional information, materials, affidavits and certificates as Buyer shall reasonably request to evidence the satisfaction of the conditions to Seller’s obligations hereunder, including without limitation, evidence that all consents and approvals required as a condition to Buyer’s obligation to close hereunder have been obtained, title affidavits, such affidavits and indemnities as the Title Insurer may reasonably require to issue the Title Insurance policies, the gap coverage and all endorsements and any other documents expressly required by this Agreement to be delivered by Seller at Closing, or as may be reasonably required by the Title Insurer at Seller’s sole cost and expense; provided, however, that to the extent such items are required solely to issue any modifications, deletions or endorsements requested by Buyer to the Title Insurance other than Required Cure Item(s), then the cost thereof shall be borne equally by the parties pursuant to Section 9.4 and the parties shall each be separately and severally obligated for one-half (1/2) of the obligations and liabilities under any indemnities required for such requested modifications, deletions or endorsements other than Required Cure Item(s).

(n)           The original of the Lease Guaranty, duly executed by the Lease Guarantor.

(o)           The originals of the Loan Guaranties, duly executed by the Loan Guarantors.

9.3          Deliveries of Buyer.  At the Closing, Buyer shall deliver or cause to be delivered to Seller the following, in each case in form and substance reasonably satisfactory to Seller:

(a)           The Purchase Price in accordance with Section 2.3, subject to the adjustments under Section 2.4.

(b)           A certificate that the conditions specified in Sections 8.1 and 8.2. are satisfied as of the Closing.

(c)           A duplicate counterpart original of the Assignment and Assumption Agreement for the Lease and Licenses from Seller, duly executed by Buyer in the form attached hereto as Exhibit E-1.

(d)           A duly executed counterpart original of the Restated and Amended Lease Agreement executed by Buyer.

(e)           A governmental certificate, dated as of a date as near as practicable to the Closing, showing that Buyer is (i) duly organized and in good standing in the state of its formation, and (ii) is qualified to do business in the state where the Property is located.

(f)            A certificate of the secretary (or the equivalent thereto if none) of Buyer attesting as to the incumbency of each officer or authorized representative of Buyer who executes this Agreement and/or any of the other Documents, certifying that resolutions and consents necessary for Buyer to act in accordance with the terms of this Agreement have been adopted or obtained (with copies thereof attached) and to similar customary matters.

(g)           Opinions from counsel for Buyer in the same form attached to the Seller Disclosure Letter as Exhibit D, regarding the due organization, good standing, power and authority, and due execution of this Agreement and all other Documents by Buyer.

(h)           A duly executed non-competition side letter agreement in a form acceptable to Buyer.

(i)            Such additional information and materials as Seller shall have reasonably requested to evidence the satisfaction of the conditions to its obligations hereunder.

9.4          Closing Costs.  Buyer and Seller shall each pay their respective attorneys’ fees and expenses.  Seller shall pay all fees and expenses associated with the payoff of the existing loan secured by the Property.  All closing costs, including, without limitation, all costs of title insurance, survey (collectively, “Transaction Costs”) shall be borne equally by Buyer and Seller.  The cost sharing referred to above shall occur only if the closing occurs.  If Closing does not occur for any reason the provisions of Section 11.1 or 11.2, as applicable, shall determine each parties responsibility for the costs incurred by the parties with respect to this Agreement.

ARTICLE X
INDEMNIFICATION

10.1       General.  The rights to indemnification set forth in this ARTICLE X and the other rights described in this Agreement shall be in addition to all other rights to monetary damages that any party (or the party’s successors or permitted assigns) would otherwise have by Applicable Law in connection with the transactions contemplated by this Agreement or any other Document; provided, however, that neither party shall have the right to be compensated more than once for the same monetary damage.

10.2       Indemnification by Seller.  From and after Closing, Seller shall indemnify, defend, and hold harmless Buyer, Tenant, and each of their officers, directors, employees, Affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to, any Loss relating to, arising out of or resulting from any of the following:

(a)           Any breach by Seller of any of its representations, warranties, covenants or agreements in this Agreement or any other Document;

(b)           The ownership, operation or control of the Property during the Seller Ownership Period, including without limitation, any and all liabilities which relate to events occurring during the Seller Ownership Period, regardless of when they are asserted or whether such was disclosed to Buyer and regardless of whether such was a breach of any representation, warranty, or covenant by Seller, except for (i) Assumed Obligations, and (ii) obligations, indebtedness or liabilities to the extent of any Adjustment Amount credited to the Buyer; and

(c)           Claims by any other party claiming to have represented Seller as broker or agent in connection with the transactions contemplated by this Agreement.

10.3       Indemnification by Buyer.  From and after Closing, Buyer shall indemnify, defend and hold harmless Seller and its officers, directors, employees, agents, representatives, Affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to any Loss relating to, arising out of or resulting from any of the following:

(a)           Any material breach by Buyer of any of its representations, warranties, covenants or agreements in this Agreement or any other Document;

(b)           The Assumed Obligations;

(c)           The ownership, operation or control of the Property during any Buyer Ownership Period; and

(d)           Claims by any party claiming to have represented Buyer as broker or agent in connection with the transactions contemplated by this Agreement.

10.4       Administration of Indemnification.  For purposes of administering the indemnification provisions set forth in Section 10.2 and Section 10.3, the following procedure shall apply:

(a)           Whenever a claim shall arise for indemnification under this ARTICLE X, the party entitled to indemnification (the “Indemnified Party”) shall give a reasonably prompt written notice to the party from whom indemnification is sought (the “Indemnifying Party”) setting forth in reasonable detail, to the extent then available, the facts concerning the nature of such claim and the basis upon which the Indemnified Party believes that it is entitled to indemnification hereunder.

(b)           In the event of any claim for indemnification resulting from or in connection with any claim by a third party, the Indemnifying Party shall be entitled, at its sole expense, either (i) to participate in defending against such claim or (ii) to assume the entire defense with counsel which is selected by it and which is reasonably satisfactory to the Indemnified Party, provided that no settlement shall be made and no judgment consented to without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld.  If, however, (x) the claim, action, suit or proceeding would, if successful, result in the imposition of damages for which the Indemnifying Party would not be solely responsible, or (y) representation of both parties by the same counsel would otherwise be inappropriate due to actual or potential differing interests between them, then the Indemnifying Party shall not be entitled to assume the entire defense and each party shall be entitled to retain counsel who shall cooperate with one another in defending against such claim.  In the case of clause (x), the Indemnifying Party shall be obligated to bear only that portion of the expense of the Indemnified Party’s counsel that is in proportion to the damages indemnifiable by the Indemnifying Party compared to the total amount of the third-party claim against the Indemnified Party.  In the case of clause (y), the Indemnifying Party shall pay all costs of defense of both itself and the actual out-of-pocket costs of the Indemnified Party.

(c)           If the Indemnifying Party does not choose to defend against a claim by a third party, the Indemnified Party may defend in such manner as it deems appropriate or settle the claim (after giving notice thereof to the Indemnifying Party) on such terms as the Indemnified Party may deem appropriate, and the Indemnified Party shall be entitled to periodic reimbursement from the Indemnifying Party of defense expenses incurred and prompt indemnification from the Indemnifying Party in accordance with this ARTICLE X.

(d)           Failure or delay by an Indemnified Party to give a reasonably prompt notice of any claim shall not release, waive or otherwise affect an Indemnifying Party’s obligations with respect to the claim, except to the extent that the Indemnifying Party can demonstrate actual Loss or prejudice as a result of such failure or delay.  Notwithstanding anything to the contrary contained herein, the parties agree that no indemnification right or obligation shall apply to the extent any such Loss or expense is paid to an Indemnified Party by an insurance company.

(e)           The right to pursue indemnification as set forth in Sections 10.2(a) (other than with respect to a breach of the representations contained in Section 4.15) and 10.3(a) shall survive the Closing hereunder for a period of eighteen (18) months following the Closing, and the right to pursue indemnification as set forth in all other Sections of this ARTICLE X shall survive the Closing hereunder indefinitely.

(f)           Notwithstanding anything to the contrary in this Agreement, the right to pursue indemnification as set forth in this ARTICLE X shall be actionable or payable only if valid claims for Losses, if any, collectively aggregate more than Fifty Thousand and No/100 U.S. Dollars ($50,000) (the “Floor”); provided, however, that the foregoing limitation shall not apply in the case of fraud on the part of Buyer, Seller or any of their respective Affiliates, or to any claims arising under Section 10.2(a) (with respect to a breach of the representations contained in Section A.4.15), Section 10.2(b), Section 10.2(c), Section 10.3(b), Section A.10.3(c) or Section A.10.3(d) (none of which shall be limited in any manner whatsoever).  In addition, Buyer agrees to concurrently seek recovery against Seller, under any insurance policies, the Title Policy and other applicable agreements, and Seller shall not be liable to Buyer to the extent Buyer’s claim is actually satisfied from any sums recovered from such insurance policies, Title Policy or other applicable agreements.  FINALLY, IN NO EVENT SHALL EITHER PARTY EVER BE LIABLE FOR ANY CONSEQUENTIAL OR PUNITIVE DAMAGES WITH RESPECT TO ANY DEFAULT UNDER THIS AGREEMENT OR ANY AGREEMENT OR DOCUMENTS EXECUTED AT CLOSING OTHER THAN IN THE EVENT OF FRAUD.

ARTICLE XI
DEFAULT AND TERMINATION

11.1       Right of Termination.  This Agreement may be terminated prior to Closing as follows:

(a)           By Buyer, in its sole and absolute discretion, at any time during the Due Diligence Period for any reason or for no reason whatsoever;

(b)           By written agreement of Seller and Buyer;

(c)           By Buyer if, as of the Closing or such earlier date as specified in this Agreement, all conditions in ARTICLE VII have not been met, or as specifically provided for in Sections 7.5, 11.2(a)(i), 12.16, and 12.17; provided, however, that nothing contained in this Section 11.1(c) shall limit Seller’s rights pursuant to 11.2 below;

(d)           By Seller if, as of Closing or such earlier date as specified in this Agreement, all conditions in ARTICLE VII have been met but the conditions in ARTICLE VIII have not been met and Buyer defaults on its obligation to close this transaction; provided, however, that nothing contained in this Section 11.1(d) shall limit Seller’s rights pursuant to 11.2 below; or

(e)           By Seller or Buyer if a court of competent jurisdiction or other governmental agency shall have issued an order, decree, or ruling or taken any other action (which order, decree, or ruling the parties hereto shall use their diligent efforts to lift), in each case permanently retraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement, or otherwise determining that the consummation of such transactions would be unlawful, and such order, decree or ruling shall have become final and nonappealable.

In the event this Agreement is terminated pursuant to this Section 11.1 or pursuant to any other express provision of this Agreement for any reason other than a default by the Seller or Buyer hereunder, then (i) this Agreement shall be of no further force or effect as of the date of delivery of such written notice of termination, (ii) the Buyer and Seller shall equally share the cancellation charges, if any, of the Escrow Agent and Title Insurer, and (iii) no party shall have any further rights or obligations hereunder other than pursuant to any provision hereof which expressly survives the termination of this Agreement.

11.2       Remedies upon Default.

(a)           If Seller defaults on any of Seller’s obligations hereunder, and such default continues for ten (10) days after written notice thereof specifying such default, Buyer may serve notice in writing to the Seller in the manner provided in this Agreement, and either:

(i)
Terminate this Agreement, receive from Seller reimbursement of all actual third-party out-of-pocket expenses incurred by Buyer in pursuing the transactions contemplated by this Agreement and pursue all legal remedies available at law against Seller for Buyer’s actual damages arising from Seller’s default hereunder; provided the total amount of such reimbursement and actual damages shall not exceed $65,000.00; provided, however, that the foregoing limitation on damages shall not apply in the event of a breach of Sections 6.6 or 6.7; or

(ii)
Waive any such conditions, title objections or defaults and consummate the transaction contemplated by this Agreement in the same manner as if there had been no title objections, conditions or defaults without any reduction in the Purchase Price and without any further claim against the Seller therefor and, if necessary, pursue an action for specific performance.

(b)           If Buyer defaults on its obligation to close this transaction Seller’s exclusive remedy shall be to terminate this Agreement, retain the Earnest Money Deposit and receive from Seller reimbursement of all actual third-party out-of-pocket expenses incurred by Seller in pursuing the transactions contemplated by this Agreement and pursue all legal remedies available at law against Buyer for Seller’s actual damages arising from Buyer’s default hereunder; provided the total amount of such reimbursement and actual damages shall not exceed $40,000.00, in addition to the return of the Earnest Money Deposit; provided, however, that the foregoing limitation on damages shall not apply in the event of a breach of Sections 6.6 or 6.7.

11.3       Specific Performance.  Seller specifically agrees that Buyer shall be entitled, in the event of a default by Seller, to enforcement of this Agreement by a decree of specific performance or injunctive relief requiring Seller to fulfill its obligations under this Agreement.  If Buyer elects to pursue an action for specific performance, and if Buyer is unable to obtain specific performance as the result of the actions of Seller or its Affiliates making specific performance impossible, then Buyer shall be entitled to seek such other relief to which Buyer may be entitled, including an action of its actual monetary damages.

11.4       Obligations Upon Termination.  Except as otherwise provided herein, if this Agreement is terminated, each of the parties shall bear its own costs incurred in connection with the transactions contemplated by this Agreement.

11.5       Termination Notice.  Each notice given by a party to terminate this Agreement shall specify the Subsection of ARTICLE XI pursuant to which such notice is given.  If at the time a party gives a termination notice, such party is entitled to give such notice pursuant to more than one Subsection of ARTICLE XI, the Subsection pursuant to which such notice is given and termination is effected shall be deemed to be the section specified in such notice provided that the party giving such notice is at such time entitled to terminate this Agreement pursuant to the specified section.

11.6       Sole and Exclusive Remedy.  Seller and Buyer each acknowledge and agree that prior to the Closing, such party’s sole and exclusive remedy with respect to any and all claims made prior to the Closing for any breach or liability under this Agreement or otherwise relating to the subject matter of this Agreement and the transactions contemplated hereby shall be solely in accordance with, and limited to, Sections 11.1, 11.2 and 11.3.  The foregoing shall in no manner limit the rights and obligations of the parties provided in ARTICLE X from and after the Closing which the parties each acknowledge and agree constitute each such party’s sole and exclusive remedy with respect to any and all claims made following the Closing for any breach or liability under this Agreement.  In addition, in no event shall the provisions of this ARTICLE XI limit the non-prevailing party’s obligation to pay the prevailing party’s attorneys’ fees and costs pursuant to Section 12.14 hereof.

ARTICLE XII
MISCELLANEOUS

12.1       Further Actions.  From time to time before, at and after the Closing, each party will execute and deliver such other documents as reasonably requested by the Buyer, Seller or Escrow Agent to consummate the transactions contemplated hereby subject to the terms and provisions of this Agreement.

12.2       Notices.  All notices, demands or other communications given hereunder shall be in writing and shall be sufficiently given if delivered by facsimile (with written confirmation of receipt), by courier (including overnight delivery service), by email (as to communications that are not required notices or demands hereunder), or sent by registered or certified mail, first class, postage prepaid, addressed as follows:

(a)	If to Seller, to:	SNF MESA VISTA, LLC
c/o Capstar Partners, LLC
1703 West Fifth Street, Suite 800
Austin, Texas 78703
Telephone: 512-634-4942
Facsimile: 512-524-3325
E-mail: bhanson@hardenhealthcare.com

with copies to:		Ed McHorse
Graves, Dougherty, Hearon & Moody
401 Congress Avenue, Suite 2200
Austin, Texas 78701
Telephone: (512) 480-5750
Facsimile: (512) 480-5850
E-mail: emchorse@gdhm.com

(b)	If to Buyer, to:	MVI HEALTH CENTER, LP
c/o Cornerstone Growth & Income REIT, Inc.
Attn: Sharon C. Kaiser, Chief Financial Officer
1920 Main Street, Suite 400
Irvine, CA 92614
Telephone No.: 949.263.4326
Telecopy No.: 949.250.0592

	with copies to:	Servant Healthcare Investments, LLC
Attn: Kevin Maddron
1000 Legion Place, Ste. 1650
Orlando, FL 32801
Telephone No.: 407.999.7772
Telecopy No.: 407.999.7759

	and:	Michael A. Okaty, Esq.
Foley & Lardner LLP
111 N. Orange Avenue, Suite 1800
Orlando, FL 32801
Telephone: 407-423-7656
Fax: 407-648-1743
E-mail: mokaty@foley.com

(c)	If to Title Agent or Escrow Agent, to:

Heritage Title Company of Austin, Inc.
Attn.: Jennifer Ramburg
410 Congress Avenue, Suite 1500
Austin, Texas 78701
Telephone: (512) 505-5000
Fax: (512) 505-5024
E-mail: jramberg@heritage-title.com

or such other address as a party may from time to time notify the other parties in writing (as provided above).  Any such notice, demand or communication shall be deemed to have been given (i) if so sent by facsimile, upon receipt as evidenced by the sender’s written confirmation of receipt, (ii) if so mailed, as of the third (3rd) business day after deposit in the mail, assuming actual receipt, (iii) if emailed, when sent (provided that e-mail does not constitute delivery of any communication that is a required notice or demand hereunder), and (iv) if so delivered by courier, on the first (1st) business day after the date delivered to the courier, assuming actual receipt.

12.3       Entire Agreement.  This Agreement and the other Documents constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede any prior negotiations, agreements, understandings, or arrangements between the parties hereto with respect to the subject matter hereof.

12.4       Binding Effect; Benefits.  Except as otherwise provided herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors or permitted assigns.  Except to the extent specified herein, nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto and any Indemnified Party and their respective successors or permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

12.5       Assignment.  This Agreement may not be assigned by any party prior to Closing without the written consent of the Buyer and Seller, which consent may be given or withheld in each such party’s sole and absolute discretion, except that Buyer may assign this Agreement and its rights hereunder without the consent of Seller to an Affiliate of Buyer (a “Permitted Buyer-Assignee”).  In the event of such an assignment to a Permitted Buyer-Assignee, Buyer shall not be released from any of its duties, covenants, obligations or representations and warranties under this Agreement and, from and after any such assignment, Buyer and such Permitted Buyer-Assignee shall be jointly and severally liable under this Agreement, and from and after any such assignment, the term “Buyer” shall be deemed to mean such Permitted Buyer-Assignee under any such assignment.

12.6       Governing Law.  This Agreement shall in all respects be governed by and construed in accordance with the laws of the state of Texas without regard to its principles of conflicts of laws.  Venue for any dispute shall be in Bexar County, Texas.

12.7       Amendments and Waivers.  No term or provision of this Agreement may be amended, waived, discharged, or terminated orally, except by an instrument in writing signed by Buyer and Seller with respect to any provision contained herein.  Any waiver shall be effective only in accordance with its express terms and conditions.

12.8       Joint and Several.  If there is more than one Seller hereunder, Seller shall be jointly and severally liable with the other Seller for performing all obligations of Seller under this Agreement.

12.9       Severability.  Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof, and any such unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by Applicable Law, the parties hereto hereby waive any provision of Applicable Law now or hereafter in effect which renders any provision hereof unenforceable in any respect.

12.10     Headings.  The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

12.11     Counterparts.  This Agreement may be executed and accepted in one or more counterparts for the convenience of the parties, each of which will be deemed an original and all of which, taken together, shall constitute one and the same instrument.  Delivery of a counterpart hereof via facsimile transmission or by electronic mail transmission shall be as effective as delivery of a manually executed counterpart hereof.

12.12     References.  All references in this Agreement to Articles and Sections are to Articles and Sections contained in this Agreement unless a different document is expressly specified.

12.13     Seller Disclosure Letter.  The Seller Disclosure Letter delivered by the Seller to Buyer pursuant to this Agreement, and each Schedule and Exhibit comprising the Seller Disclosure Letter referred to in this Agreement, shall be deemed to be attached hereto and incorporated by reference even though it may be maintained separately from this Agreement or completed after the Effective Date so long as it is acknowledged as a Schedule or an Exhibit to this Agreement by the parties hereto as of Closing.  Any item disclosed hereunder (including in the Schedules and Exhibits hereto) shall be deemed disclosed for all purposes hereof irrespective of the specific representation or warranty to which it is explicitly referenced.

12.14     Attorneys’ Fees.  In the event either party brings an action to enforce or interpret any of the provisions of this Agreement, the “prevailing party” in such action shall, in addition to any other recovery, be entitled to its reasonable attorneys’ fees and expenses arising from such action and any appeal or any bankruptcy action related thereto, whether or not such matter proceeds to trial.  For purposes of this Section 12.14, “prevailing party” shall mean, in the case of a person asserting a claim, such person is successful in obtaining substantially all of the relief sought, and in the case of a person defending against or responding to a claim, such person is successful in denying substantially all of the relief sought or, in the event of the dismissal of any action brought with respect to this Agreement for any reason other than settlement thereof, the nondismissing party shall be the “prevailing party”.

12.15     Section 1031 Exchange/Tax Planning.  If requested by either Buyer or Seller, the other party shall cooperate in permitting the other to accomplish an exchange under Section 1031 of the Code or to restructure this transaction in a way which is more advantageous for tax purposes; provided, however, that such exchange or restructuring shall not modify any underlying financial or other material terms of this Agreement, shall not delay the Closing, shall not relieve Buyer or Seller of any liability for their respective obligations hereunder, and shall not result in any other party incurring any greater cost or expense that it otherwise would if any such exchange had not been elected.

12.16     Casualty.  The risk of any loss or damage to the Property by fire or other casualty before the Closing shall continue to be borne by Seller.  Seller shall promptly give Buyer written notice of any fire or other casualty (in any event within five (5) days after Seller first has knowledge of the occurrence of same), which notice shall include a description thereof in reasonable detail and an estimate of the cost of time to repair.  If (i) any portion of the Property is damaged by fire or casualty after the Effective Date and is not repaired and restored substantially to its original condition prior to Closing, or (ii) at the time of Closing the estimated cost of repairs as to the Property is ONE HUNDRED THOUSAND U.S. DOLLARS ($100,000.00) or less, as determined by an independent adjuster selected by Seller, Buyer shall be required to purchase the Property in accordance with this Agreement, and Buyer shall, at Buyer’s option, either: (x) receive a credit at Closing of the estimated cost or repairs to the Property, as determined by the aforesaid independent adjuster, plus any reasonably estimated lost revenue following Closing arising from such fire or casualty; or (y) receive from Seller at Closing (I) an assignment, without representation of warranty by or recourse against Seller, of all insurance claims and proceeds with respect thereto, plus (II) an amount equal to Seller’s insurance deductible.  If the estimated cost of repairing such damage to the Property is more than ONE HUNDRED THOUSAND U.S. DOLLARS ($100,000.00), as determined by such independent adjuster, Buyer may, at its sole option and as its sole remedy with respect to such casualty (but without waiving any of Buyer’s rights hereunder, including, without limitation its rights in A.ARTICLE XI, arising as a result of a Seller default): (x) terminate this Agreement by notice to Seller on or before the earlier of the Closing or the tenth (10th) day after receipt of such notice described above, in which event the Earnest Money Deposit shall be returned to Buyer and, except as otherwise provided herein, no party shall have any further liability to the party under this Agreement; or (y) proceed to Closing as provided in this Section 12.16.  The parties’ obligations, if any, under this Section 12.16 shall survive the expiration or any termination of this Agreement.

12.17     Condemnation.  The risk of any loss or damage to the Property by condemnation before the Closing shall continue to be borne by Seller.  In the event any condemnation proceeding is commenced or threatened, Seller shall promptly give Buyer written notice thereof (in any event within five (5) days after Seller first has knowledge of the occurrence of same), together with such reasonable details with respect thereto as to which Seller may have knowledge.  If, prior to Closing, there is a material taking by eminent domain at the Property, and as Buyer’s sole and exclusive remedy with respect to such condemnation (but without waiving any of Buyer’s rights hereunder, including, without limitation its rights in A.ARTICLE XI, arising as a result of a Seller default), either: (i) terminate this Agreement by notice to Seller on or before the earlier of the Closing or the tenth (10th) day after receipt of such notice described above, in which event the Earnest Money shall be returned to Buyer and, except as otherwise provided herein, no party shall have any further liability to the party under this Agreement; or (ii) proceed to Closing.  If Buyer elects to proceed and to consummate the purchase despite said material taking, or if there is less than a material taking prior to Closing, there shall be no reduction in or abatement of the Purchase Price and Buyer shall be required to purchase the Property in accordance with the terms of this Agreement, and Seller shall assign to Buyer, without representation of warranty by or recourse against Seller, all of Seller’s right, title and interest in and to any award made or to be made in the condemnation proceeding (in which event Buyer shall have the right to participate in the adjustment and settlement of any insurance claim relating to said damage).  For the purpose of this Section 12.17, the term “material” shall mean any taking of in excess of five percent (5%) of the square footage of the Property or ten percent (10%) of the Real Property associated with the Property.  The parties’ obligations, if any, under this Section 12.17 shall survive the expiration or any termination of this Agreement.

12.18     Limited Liability.  No past, present, or future member, partner, shareholder, director, officer of employee of any party to this Agreement shall have any liability or obligation of any nature whatsoever in connection with or under this Agreement or Document contemplated hereby or in connection with the transactions contemplated by this Agreement or any such other agreement.

12.19     Survival of Defined Terms.  Where this Agreement provides that a term or provision shall survive the Closing or the expiration or earlier termination of this Agreement, any defined terms contained in ARTICLE I that are used in such surviving term or provision shall also survive.

12.20     Time of Essence.  Time shall be of the essence with respect to all matters contemplated by this Agreement. If the expiration of any time period set forth herein falls on a Saturday, Sunday or legal holiday, such time period shall be deemed to expire on the next day which is not a Saturday, Sunday or legal holiday.   The last day of any period of time described herein shall be deemed to end at 5:00 p.m., local Austin, Texas time.

12.21     No Third-Party Beneficiary.  The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of the Buyer and Seller only and are not for the benefit of any third party; and, accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

12.22     WAIVER OF JURY TRIAL.  EACH PARTY HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT, OR ANY OTHER DOCUMENT RELATED TO THIS AGREEMENT, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH PARTY, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  ANY PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY EACH PARTY HERETO.

(Signature pages follow)

IN WITNESS WHEREOF, each of the parties hereto has caused this Purchase and Sale Agreement to be executed as of the Effective Date.

SELLER:

SNF MESA VISTA, LLC, a Texas limited liability company

By:

BUYER:

MVI HEALTH CENTER, LP,
a Delaware limited partnership

BY:	MVI Health Center GP, LLC,
a Delaware limited liability company,
as its General Partner

BY:	CGI Healthcare Operating Partnership,
L.P., a Delaware limited partnership,
as its sole Member

BY:	Cornerstone Growth & Income Operating
Partnership, L.P., a Delaware limited partnership,
as its General Partner

BY:	Cornerstone Growth & Income REIT, Inc.,
a Maryland corporation,
as its General Partner

By:
Terry G. Roussel, President and
Chief Executive Officer

LOAN GUARANTORS:
(solely for purposes of Section 6.14 and
Section 7.8 only)

ACKNOWLEDGEMENT OF RECEIPT OF AGREEMENT

The undersigned acknowledges receipt of the foregoing Purchase and Sale Agreement executed by Seller and Buyer this 31st day of December, 2009.

HERITAGE TITLE COMPANY OF AUSTIN, INC.

By:
Name:
Title: